Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EXPEDIA, INC.,

XETA, INC.

and

ORBITZ WORLDWIDE, INC.

Dated as of February 12, 2015

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4.2	Authority	27
4.3	No Conflict	27
4.4	Required Filings and Consents	28
4.5	Litigation	28
4.6	Proxy Statement; Other Information	28
4.7	Ownership of Company Capital Stock	28
4.8	Sufficient Funds	28
4.9	Ownership of Merger Sub	29
4.10	Management Arrangements	29
4.11	No Other Representations and Warranties	29

ARTICLE 5 COVENANTS		30

5.1	Conduct of Business by the Company Pending the Closing	30
5.2	Access to Information; Confidentiality	34
5.3	No Solicitation	35
5.4	SEC Filings; Other Actions	38
5.5	Appropriate Action; Consents; Filings	39
5.6	Certain Notices	42
5.7	Public Announcements	42
5.8	Employee Benefit Matters	43
5.9	Indemnification of Directors and Officers	45
5.10	Parent Agreements Concerning Merger Sub	47
5.11	Takeover Statutes	47
5.12	Section 16 Matters	47
5.13	Stockholder Litigation	47

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		47

6.1	Conditions to Obligations of Each Party Under This Agreement	47
6.2	Conditions to Obligations of the Company Under This Agreement	48
6.3	Conditions to Obligations of the Parent and Merger Sub Under This Agreement	48
6.4	Frustration of Closing Conditions	49

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		49

7.1	Termination	49
7.2	Effect of Termination	51
7.3	Amendment	54
7.4	Waiver	54

ARTICLE 8 GENERAL PROVISIONS		54

8.1	Non-Survival of Representations and Warranties	54
8.2	Fees and Expenses	54
8.3	Notices	55
8.4	Certain Definitions	56

ii

8.5	Terms Defined Elsewhere	65
8.6	Headings	68
8.7	Severability	68
8.8	Entire Agreement	68
8.9	Assignment	69
8.10	No Third Party Beneficiaries	69
8.11	Mutual Drafting; Interpretation	69
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	70
8.13	Counterparts	71
8.14	Specific Performance	71

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2015 (this “Agreement”), is made by and among EXPEDIA, INC., a Delaware corporation (the “Parent”), XETA, INC., a Delaware corporation and an indirect wholly owned subsidiary of the Parent (the “Merger Sub”), and ORBITZ WORLDWIDE, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. The respective Boards of Directors of the Parent and Merger Sub and the Board of Directors of the Company (the “Company Board”) have each approved this Agreement and the acquisition of the Company by the Parent (including the Merger) upon the terms and subject to the conditions set forth in this Agreement.

C. On the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation as an indirect wholly owned Parent Subsidiary (the “Merger”).

D. The Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) by a unanimous vote of the directors present and voting recommended that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

E. The board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to its stockholder for adoption, and (iv) recommended that the stockholder of Merger Sub adopt this Agreement.

F. The board of directors of the Parent has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

G. The Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by the Parent prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the

Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company, other than as expressly permitted by Section 5.1(b), shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any dividend or distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Merger Sub and the Company may agree to in writing, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”), payable net to the holder in cash, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent, Purchaser or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Each Share held by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Purchaser and Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be converted into such number of shares of the Surviving Corporation so as to maintain relative ownership percentages.

(c) Merger Sub Equity Interests. All outstanding Equity Interests of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). The Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, the Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated

A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Paying Agent, and shall otherwise be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e) and, if required an indemnity bond) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e) and, if required, an indemnity bond) to the Paying Agent or to such other agent or agents as may be appointed by Merger Sub, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any of transfer as the Paying Agent may reasonably request)

be entitled to receive, and the Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall at the Effective Time be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Shares held by Dissenting Stockholders, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Merger Sub may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Merger Sub shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options and Restricted Stock Units.

(a) Treatment of Options. Immediately prior to the Effective Time, each option to purchase Shares (each, a “Company Option”) under any stock option or other equity or equity-based plan of the Company, including the 2007 Equity and Incentive Plan, as amended and restated effective as of June 11, 2013 (the “Company Equity Plans”), that is unexpired and unexercised and vested immediately prior to the Effective Time (a “Vested Company Option”) (or portion thereof), shall be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Company Option shall be entitled to receive, in consideration of the cancellation of such Vested Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Vested Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Vested Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”). No holder of a Vested Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Vested Company Option. From and after the Effective Time, each Vested Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any. On or as soon as practicable following the Closing, but in any event no later than 15 days following the Closing, the Surviving Corporation shall make, by a payroll payment through the Company’s or Merger Sub’s payroll provider and subject to withholding, if any, as described in Section 2.5 to each holder of Vested Company Options, such holder’s Option Payment.

(b) Treatment of Restricted Stock Units. Effective as of the Effective Time, each outstanding restricted stock unit (including performance-based restricted stock units and deferred stock units) with respect to the Shares (each a “Company RSU”) that is outstanding as of immediately prior to the Effective Time shall be assumed by the Parent (an “Assumed RSU”). Except as otherwise set forth in this Agreement, each Company RSU so assumed by the Parent pursuant to this Section 2.4(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company Equity Plan and the Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time, except that such Assumed RSU shall cover that number of whole shares of Parent common stock, rounded down to the nearest whole share, equal to the product of the number of Shares underlying such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio; provided, however, that with respect to any Company RSU that is subject to performance vesting criteria, the number of Shares underlying such Company RSU immediately prior to the Effective Time shall equal the target number of Shares covered by such Company RSU, and, following the Effective Time, the performance vesting criteria with respect to the Assumed RSU shall no longer apply and the vesting of such Assumed RSU shall be subject to continued employment through the end of the applicable performance period or any later date required under the terms of the Company RSU in effect immediately prior to the Effective Time.

(c) Other Equity Matters. With respect to each employee of the Company and its Subsidiaries who is not a party to an employment agreement, offer letter, or severance plan that provides for acceleration of vesting and whose employment is terminated in an Acceleration Eligible Termination during the one-year period immediately following the Effective Time, (i) any Assumed RSUs (other than Assumed RSUs that were performance-based on the grant date of the corresponding Company RSU) held by such individual that would have vested during the one-year period following the date of the Acceleration Eligible Termination, and (ii) the Pro Rata Portion of any other Assumed RSUs held by such individual immediately shall vest. For purposes of this Agreement, “Pro Rata Portion” shall mean a number of shares of

Parent common stock subject to the Assumed RSU equal to the product obtained by multiplying (A) the total number of shares of Parent common stock covered by the Assumed RSU, by (B) a fraction, the numerator of which is the total number of days elapsed from and including the applicable grant date through and including the date of the Acceleration Eligible Termination and the denominator of which is the total number of days in the applicable performance period (or such longer period required under the terms of the applicable Company RSU in effect immediately prior to the Effective Time).

(d) Termination of Company Equity Plans. As of the Effective Time, all Company Equity Plans shall be terminated and no further Shares, Company Options, Company RSUs, Equity Interests or other rights with respect to Shares shall be granted thereunder.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. Merger Sub, Purchaser, Parent, the Company, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other provision of applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents publicly filed on or after January 1, 2014 and prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are precatory, predictive or forward-looking in nature), or (ii) the disclosure schedule delivered by the Company to the Parent and Merger Sub concurrent with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 3 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Company Subsidiary”) and each other Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries (each, a “Company Subsidiary”) is duly qualified to do business, and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Merger Sub true and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the U.S. Securities and Exchange Commission (the “SEC”), (ii) any amendments to the Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Company Subsidiary, each as currently in effect. The copies of the Company Charter and Company Bylaws, as most recently filed with the SEC, are, in each case, true and correct.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. The Company does not, directly or indirectly, own Equity Interests in any Person other than the Company Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 140,000,000 Shares, of which, as of the close of business on February 5, 2015 (the “Capitalization Date”), there were 110,798,050 Shares issued and outstanding (excluding 25,237 Shares held in treasury) and (ii) 100 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which no shares of Company Preferred Stock are issued and outstanding. No Company Subsidiary owns any Shares or has any option or warrant to purchase Shares or any other Equity Interest in the Company. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 1,095,092 Shares subject to outstanding Company Options under the Company Equity Plans at a weighted exercise price of $4.78 per Share (of which Company Options to purchase 1,095,092 Shares were exercisable), (ii) 7,761,955 Shares subject to outstanding Company RSUs under the Company Equity Plans (assuming, with respect to any performance-based awards, maximum performance), and (iii) 4,243,257 Shares reserved for future issuance under the Company Equity Plans for awards not yet granted. All Shares subject to issuance under the Company Equity Plans upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c) As of the close of business on the Capitalization Date, except for Equity Interests set forth in Section 3.2(a), and the Company Options and Company RSUs set forth in Section 3.2(b), there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued any Shares, Company Options and Company RSUs or other Equity Interests other than Shares issued upon the exercise of any Company Options or settlement of Company RSUs outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) Except with respect to the Company Options and Company RSUs pursuant to the Company Equity Plans and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or similar right with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Shares or other Equity Interests of the Company or any Company Subsidiary.

(e) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Shares or any other Equity Interests of the Company or any Company Subsidiary.

(f) The Company or another Company Subsidiary owns, directly or indirectly, all of the Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than (i) Liens granted to the lenders under the Existing Loan Agreement and (ii) transfer and other restrictions under applicable federal and state securities Laws).

(g) The Company has previously provided to the Parent and Merger Sub a true and correct schedule of (i) each Company Option and Company RSU (collectively, “Company Equity Awards”), (ii) the employee identification number of the Company Equity Award holder, (iii) the number of Company Shares underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, (vii) the applicable vesting schedule of each Company Equity Award (including whether or not vesting is performance-based), and (viii) the expiration date of each Company Equity Award, if applicable.

3.3 Authority.

(a) The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to the receipt of the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and, subject to obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

(b) Pursuant to applicable Law (including the DGCL), the Company Charter and the Company Bylaws, the adoption of this Agreement by the affirmative vote of the holders of Shares representing a majority of the outstanding Shares (the “Company Stockholder Approval”) constitutes the only vote required of the holders of any class or series of the Company’s capital stock that is required to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Significant Company Subsidiary; (b) conflict with or violate any provision of the charter or the bylaws or any equivalent organizational or governing documents of any other Company Subsidiary; (c) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (d) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract to which the Company or any Company Subsidiary is a party or any

Company Permit, except, with respect to clauses (b), (c)(d) and (d), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all franchises, grants, authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations, easements and clearances of any Governmental Entity or pursuant to any Law necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to comply with, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(b) Neither the Company nor any Company Subsidiary is, nor since January 1, 2013 has been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c) Since January 1, 2010, neither the Company nor its Subsidiaries, in connection with the business of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other Third Party, in each case, acting on behalf of the Company or any Company Subsidiary, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable domestic or foreign anti-bribery or anti-corruption related provisions in criminal and anti-competition laws (collectively, “Bribery Legislation”).

(d) Since January 1, 2010, neither the Company nor its Subsidiaries have been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

(e) Since January 1, 2010, the Company and Company Subsidiaries have at all times conducted their export and related transactions in all material respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control and all other applicable import and export control Laws in any countries in which the Company and Company Subsidiaries conduct business.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2013, the Company has filed or otherwise furnished (as applicable) on a timely basis all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NYSE. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC.

(b) The audited consolidated financial statements (including all related notes and schedules) and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments and for the absence of notes).

(c) The Company Financial Statements complied in all material respects, as to form, as of their respective filing dates with the SEC with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. As of the date hereof, there are no material outstanding or unresolved comments in any comment letter received by the Company from the SEC.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

3.8 Internal Controls. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal controls prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board, which disclosure (if any) is summarized on Section 3.8 of the Company Disclosure Schedule, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2013, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2013 included in the Company Financial Statements or the quarter end consolidated balance sheets of the Company included in subsequent quarterly periodic reports filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) for Taxes, which are addressed in Section 3.17, (d) incurred under this Agreement in connection with the transactions contemplated hereby, including the Merger, or otherwise disclosed in the Company Disclosure Schedule or (e) that otherwise individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any material liabilities or obligations.

3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2013 through the date of this Agreement, except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2013 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, effect, event or development, that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

(c) From September 30, 2014, through the date of this Agreement, the Company has not taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would require consent from Merger Sub under Section 5.1(d), (e), (f), (g), (k)(ii), (k)(iii), (k)(iv), (l) or (o).

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Benefit Plan as of the date hereof. The Company has made available to Parent or filed with the SEC prior to the date hereof correct and complete copies of each material Benefit Plan.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan (and any related trust or other funding vehicle) has been administered in accordance with its terms and ERISA, the Code and all other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan.

(c) None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or in the last six years has been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA “Multiemployer Plan”)) or is otherwise a defined benefit plan (including any Multiemployer Plan), or otherwise has any liability with respect to Title IV of ERISA. No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, except as may be required by applicable Law. None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity, has at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) Except as provided in Sections 2.4(a) and 2.4(b) or as expressly permitted by Section 5.1 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Participant to any compensation or benefit, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan, (iv) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Benefit Plan or (v) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Benefit Plan.

(e) Neither the Company nor any Company Subsidiary is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(f) All contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans have been timely made or, to the extent required in accordance with GAAP, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.

(g) There are no pending or, to the Knowledge of the Company, threatened, material legal or administrative proceedings, claims, suits or actions against the Company or any of its Subsidiaries relating to any Benefit Plan (other than claims for benefits in the ordinary course of business).

(h) With respect to each Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each, a “Foreign Plan”): (i) no Foreign Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued, (ii) no material liability exists or reasonably would be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plan, and (iii) each Foreign Plan that is intended to qualify for special Tax treatment meets all material requirements for such treatment.

3.12 Labor and Other Employment Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours.

(b) Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union, works council or other labor organization, and to the Company’s Knowledge, no labor union, works council or other labor organization has been certified to represent any employee or the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees. To the Knowledge of the Company, within the last two years, there have not been any union organizing, representation or similar proceedings, or, the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries.

(c) There is no pending or, to the Company’s Knowledge, threatened, work stoppage, slowdown or labor strike against the Company or any Company Subsidiary and there has been no such work stoppage, slowdown or labor strike against the Company or any Company Subsidiary within the last two years.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified as an employee or an independent contractor, and no such individual has been improperly excluded from any Benefit Plan.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending, or to the Knowledge of the Company, threatened.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any joint venture, partnership, strategic alliance, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest;

(ii) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $3,000,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(iii) any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary, or any of their respective affiliates (including the Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(iv) any Contract that limits the freedom of the Company or any Company Subsidiary and/or their respective affiliates, and that would bind the Parent or its affiliates after the Effective Time so as to similarly limit its or their freedom, to engage in any line of business, solicit or hire any Person, compete with any Person or purchase, sell, supply or distribute any product, or service or that otherwise has the effect of restricting the Company, its Subsidiaries and their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, manufacture, marketing or distribution of products and services, in each case, in any geographic area;

(v) any (i) Contract that contains any (A) exclusivity rights or (B) “most favored nations” provisions that would reasonably be expected to materially impair the business of the Company or its affiliates after the Closing, including the Parent or its affiliates after the Effective Time, or (ii) supply Contract with respect to air or hotel or payment processing Contract in either case that, to the Knowledge of the Company, contains any minimum use, supply or display requirements, in any such case binding the Company or any Company Subsidiary or any of their respective affiliates (including the Parent and its affiliates after the Effective Time);

(vi) any Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts, option agreements) with a notional value in excess of $1,000,000;

(vii) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $2,000,000;

(viii) any acquisition Contract that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $2,000,000;

(ix) any Contract relating to Indebtedness in excess of $1,000,000;

(x) (a) with respect to any Person that is one of the top 10 customers of the Company’s Orbitz Partner Network business line as measured by total revenue for the fiscal year ending December 31, 2014, any Contract with such Person related to such business line; (b) with respect to any Person that is one of the top 10 customers of the Company’s Orbitz For Business business line, as measured by total revenue for the fiscal year ending December 31, 2014, any Contract with such Person related to such business line; (c) with respect to any Person that is one of the top 10 vendors of the Company’s air business line, as measured by number of tickets booked in the fiscal year ending December 31, 2014, any Contract with such Person related to such business line; (d) with respect to any Person that is one of the top 10 vendors of the Company’s hotel business line, as measured by net booking amount (net of cancellations) for check-in dates during the fiscal year ending December 31, 2014, any Contract with such Person related to such business line; or (e) with respect to any Person that is one of the top 10 vendors of the Company’s car business line, as measured by gross bookings in the fiscal year ending December 31, 2014, any Contract with such Person related to such business line;

(xi) any Contract for the provision of global distribution services;

(xii) any lease or sublease with respect to the Leased Real Property;

(xiii) any Contract pursuant to which the Company or any Company Subsidiary licenses (in or out) Intellectual Property that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted except (A) Contracts for off-the-shelf, shrink-wrap, click through or pre-installed software, hardware or databases licensed to the Company or any Company Subsidiary with annual fees of less than $1,000,000 and (B) standard form licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practice; and

(xiv) any settlement agreement or similar Contract imposing material operational restrictions or conduct requirements on the Company or any Company Subsidiary or any of their respective affiliates (including the Parent and its affiliates after the Effective Time);

(xv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof has been made available to Merger Sub (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Material Contract is a legally valid and enforceable obligation of the Company or the Company

Subsidiary party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) each Company Material Contract is in full force and effect and (iii) to the Knowledge of the Company none of the Company or any Company Subsidiary or any other party thereto, is in breach or default under any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound or affected.

3.14 Litigation. There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened, that would, individually or in the aggregate, reasonably be expected to (i) result in a material liability of the Company or any Company Subsidiary, (ii) have a Company Material Adverse Effect or (iii) as of the date hereof, challenge the validity or propriety of the Merger. Neither the Company nor any Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.15 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (a) each of the Company and the Company Subsidiaries, and their respective predecessors, is, to the Knowledge of the Company, in compliance with applicable Environmental Laws and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, and all such Environmental Permits are in good standing; (b) none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law; and (c) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or Order or is subject to any judgment, decree or judicial Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto. Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 are the sole and exclusive representations and warranties made in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications; (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor; (iii) domain name and social media handle registrations; (iv) copyright registrations and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with, any state, government or other public legal authority (collectively, “Registered Intellectual Property”); in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”). As of the date of this Agreement, the Company Registered Intellectual Property is subsisting and has not been abandoned or cancelled, and to the Knowledge of the Company, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or threatened before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b) The Company owns the Company Intellectual Property free of all Liens other than Permitted Liens.

(c) Neither the Company nor any Company Subsidiary is obligated to transfer or license the ownership of any Company Intellectual Property, or any Intellectual Property later obtained by the Company or any Company Subsidiary, to a Third Party.

(d) The Company and Company Subsidiaries may exercise, transfer, or license the Company Intellectual Property without material restriction or material payment to a Third Party. As of the date of this Agreement, (i) no material Proceedings are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiaries are infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any material Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this subsection (ii); and (iii) to the Knowledge of the Company, the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any Person.

(e) The Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Company Intellectual Property which is material to the business of the Company and the Company Subsidiaries and which derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and all such Intellectual Property has been maintained in confidence in accordance with protection procedures that are customarily used in the industry to protect rights of like importance. To the Knowledge of the Company, there has been no material unauthorized disclosure of the Company Intellectual Property.

(f) Neither the Company nor any Company Subsidiary has distributed any software under an Open Source License in a manner that would require any material software that is owned by the Company or any Company Subsidiary to (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any material manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of that software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of that software. The Company and the Company Subsidiaries are in material compliance with all Open Source Licenses to which they are subject.

(g) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with its Privacy Policies and with all applicable Privacy and Security Obligations, and (ii) taken commercially reasonable measures to protect all Personal Data in its possession in all material respects against loss, damage, unauthorized access, or other misuse. The Company has made available to Parent true and complete copies of all Privacy Policies in effect as of the date of this Agreement, and the execution, delivery and performance of this Agreement, and the transfer of all Personal Data maintained by Company to Merger Sub and to Parent, is and will be compliant with all Privacy Policies and Privacy and Security Obligations. To the Knowledge of the Company, there has been no material loss, unauthorized access, or other misuse of any Personal Data held by or on the behalf of the Company, any Company Subsidiary, or any Company Representative, including in a manner that would trigger a notification or reporting requirement under any Privacy and Security Obligation.

3.17 Tax Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to any of the Company or the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) each of the Company and the Company Subsidiaries has timely paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP, in respect of periods through the date of the last Company Financial Statements, on the Company Financial Statements, and, in respect of any periods beginning after such date, on the financial statements of the Company and the Company Subsidiaries;

(c) each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, creditor, or other third party;

(d) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(e) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries;

(f) neither the Company nor any of the Company Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(g) neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(h) neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);

(i) Since January 1, 2009, neither the Company nor any of the Company Subsidiaries (x) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group (A) the common parent of which is the Company or (B) which consists solely of the Company and/or Company Subsidiaries) or (y) has any liability for Taxes of (or amounts measured by reference to Taxes of) any other Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(j) neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law);

(k) without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code and the net operating losses, capital losses, credits and other carryovers and similar Tax attributes available to the Company or any of its Subsidiaries are not affected by or subject to limitation under Sections 382, 383 or 384 of the Code, Treasury Regulations Sections 1.1502-15, -21 or -22 or otherwise (including under any provision of applicable state, local or non-U.S. Law);

(l) there are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Taxes not yet due and payable; and

(m) neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

3.18 Insurance.

(a) The Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in a form and amount which the Company believes is adequate for the operation of its business. Neither the Company nor any Company Subsidiary (i) is in breach or default of any of the Insurance Policies or (ii) has received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.19 Assets; Real Property.

(a) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, except Permitted Liens and Liens granted to the lenders under the Existing Loan Agreement.

(b) As of the date hereof, the Company and its Subsidiaries do not own any real property.

(c) Section 3.19(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of any lease, sublease or occupancy agreement for real property that is material to the business of the Company and its Subsidiaries, taken as a whole (“Leased Real Property”) pursuant to which the Company or any Company Subsidiary leases any real property (any such lease, sublease or occupancy agreement, without regard to materiality, being hereinafter referred to as a “Lease”). The Company or a Company Subsidiary has a valid and subsisting leasehold interest in the Leased Real Property. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any material Leased Real Property or any material portion thereof.

3.20 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Qatalyst Partners (the “Company Financial Advisor”), to the effect that, as of the date of the Fairness Opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration, as applicable, to be received by the stockholders (other than the Parent and Merger Sub) of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

3.21 Information Supplied. The Proxy Statement will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement and Other Filings will comply as to form in all material respect with the provisions of the Exchange Act and any other applicable federal securities Laws. No representation or warranty is made by the Company as to the accuracy of the statements made or incorporated by reference, or confirmed by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

3.22 Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.23 Takeover Statutes. No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of antitakeover Laws are applicable and of legal effect as to the Agreement or the Merger, or the Company has taken all necessary actions to render any restrictive or adverse terms inapplicable to the Merger.

3.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Parent, Merger Sub or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to the Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from the Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by the Parent and Merger Sub to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 4 for which it is reasonably apparent on its face that such information is relevant to such other section) Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions which recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of the Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of the Parent and Merger Sub, as applicable, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action and, subject to the adoption of this Agreement by the Parent, as sole stockholder of Merger Sub, and except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Parent and Merger Sub, and assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.3 No Conflict. The execution, delivery and performance of this Agreement by the Parent or Merger Sub and the consummation of the Merger by the Parent or Merger Sub and any other transaction contemplated by this Agreement, or compliance by the Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Parent or Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which the Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by the Parent and Merger Sub, the consummation by the Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by the Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation. As of the date hereof, (a) there is no Proceeding pending, or, to the Knowledge of the Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity or propriety of the Merger, and (b) neither the Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.6 Proxy Statement; Other Information. The information supplied by or on behalf of the Parent and Merger Sub for inclusion in, or incorporation by reference into, the Proxy Statement and any Other Filing filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when first distributed or disseminated to the Company’s stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.7 Ownership of Company Capital Stock. None of the Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares as of the date hereof.

4.8 Sufficient Funds. The Parent and Merger Sub have, or have access to (including, without limitation, pursuant to commitments under existing credit facilities), all of the funds that are necessary to consummate the Merger and the other transactions contemplated by this Agreement, and to perform their respective obligations under this Agreement.

4.9 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned, directly or indirectly, by the Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

4.10 Management Arrangements. As of the date hereof, none of the Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.11 No Other Representations and Warranties. Each of the Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of the Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of the Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to the Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article 3. Each of the Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and the Company Subsidiaries, and their respective affiliates, stockholders, controlling persons or Company Representatives shall not have any liability or responsibility whatsoever to the Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Parent Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, affiliates, stockholders, controlling persons or Parent Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Schedule), other than in the case intentional misrepresentation of material facts constituting common law fraud under applicable Law. Notwithstanding the foregoing, nothing herein is intended to relieve any Company Representative from liability with respect to any contractual or other obligation it has to the Company or any of its Subsidiaries which pre-existed the transactions contemplated hereby and related processes.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as required or expressly permitted by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations only in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of key officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or as required or expressly permitted by of this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly:

(a) amend, modify, waive, rescind or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), other than (i) the issuance of Shares upon the exercise of Company Options and the vesting of Company RSUs outstanding as of the date hereof in accordance with their terms on the date hereof or otherwise permitted to be granted hereunder in accordance with their terms or (ii) pledges of shares in connection with the incurrence of Indebtedness permitted under Section 5.1(h) below or required under the Existing Loan Agreement as in effect on the date hereof;

(c) sell, pledge, dispose of, transfer, assign, lease, grant an exclusive license or a nonexclusive license (other than in the ordinary course of business consistent with past practice), abandon, dedicate to the public, or permit to lapse or fail to use reasonable efforts consistent with past practice to protect or prosecute (solely in the case of material Company Intellectual Property), any material property or assets of the Company or any Company Subsidiary (other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), except (i) pursuant to Contracts in effect prior to the date hereof (as such Contracts may be modified, extended or amended in the ordinary course of business consistent with past practice and, if applicable, in compliance with Section 5.1(j)), which are set forth on Section 5.1(c)(i) of the Company Disclosure Schedule, (ii) tangible or physical property or assets, if the fair market value of such property or assets does not exceed $2,000,000 in the aggregate, or (iii) Permitted Liens and Liens securing (A) Indebtedness permitted to be incurred by Section 5.1(h) of this Agreement or (B) to the extent such Liens are required under the terms of the Existing Loan Agreement as in effect on the date hereof, obligations under the Existing Loan Agreement and the Loan Documents (as defined in the Existing Loan Agreement);

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Option in accordance with the terms of such Company Options as in effect on the date hereof, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans in accordance with the terms of such awards as in effect on the date hereof, or (iii) upon the forfeiture of outstanding Company Options or Company RSUs pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than a merger or consolidation of a wholly owned Company Subsidiary with and into another wholly owned Company Subsidiary;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), any Person;

(h) incur any Indebtedness (other than guarantees of obligations of the Company and/or any direct or indirect wholly owned Company Subsidiary), except for (i) refinancings of existing Indebtedness; provided that any Indebtedness incurred pursuant to any such refinancing (A) is prepayable at any time without penalty or premium, (B) has a principal amount that does not exceed the principal amount of the refinanced Indebtedness plus accrued and unpaid interest thereon and (C) has an all-in cost of funds (including without limitation, interest, margin, original issue discount and upfront fees) prior to the Closing that does not exceed the all-in cost of the refinanced Indebtedness through the Closing, (ii) borrowings in the ordinary course of business under the Revolving Credit Facility (as defined in the Existing Loan Agreement) (as in effect on the date hereof or as may be modified, extended, amended, refinanced or replaced in the ordinary course of business) in accordance with the terms of the Existing Loan Agreement (as in effect on the date hereof or as may be modified, extended, amended, refinanced or replaced in the ordinary course of business); provided that (A) the Company shall notify Parent as promptly as practicable following any such borrowings and (B) any modification, extension, amendment, refinancing or replacement of the Existing Loan Agreement (1) shall ensure that all Indebtedness incurred under the Existing Loan Agreement is prepayable at any time without penalty or premium, (2) shall not increase the principal amount of Indebtedness outstanding under the Existing Loan Agreement (other than as a result of capitalizing accrued and unpaid interest thereon), (3) shall not increase the commitment under the Existing Loan Agreement and (4) shall not increase the all-in cost of funds (including without limitation, interest, margin, original issue discount and upfront fees) of Indebtedness incurred under the Existing Loan Agreement through the Closing, or (iii) letters of credit and similar instruments issued in the ordinary course of the Company’s business, consistent with past practice, including the pledging of cash or other security as may be required by the issuer;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any Company Subsidiary) in excess of $2,000,000 in the aggregate;

(j) (A) enter into any new joint venture, (B) renew, modify, or extend any Contract identified on Section 5.1(j)(B) of the Parent Disclosure Schedule, (C) accelerate in any material respect the performance by the Company or any Company Subsidiary under any Company Material Contract other than in the ordinary course of business consistent with past practice or (D) except in the ordinary course of business consistent with past practice and as would not, after the Effective Time, restrict or limit, in any respect, the operations of Parent or the Parent Subsidiaries (other than the Surviving Corporation and its Subsidiaries) or require performance by any of them, enter into, renew materially modify or amend, cancel or terminate or waive, or release or assign any rights or claims with respect to, any Company Material Contract;

(k) except as required by Law or to comply with any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits of any employee of the Company, except, with respect to any employee at the level of Vice President or below, for routine increases in cash compensation in the ordinary course of business consistent with past practice or in connection with promotions or normal merit increases in base salaries or base wages and benefit levels, not to exceed 3% in the aggregate, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any Company Subsidiary (other than, with respect to (A) any newly hired employee hired without violating the terms of this Agreement and (B) any employee who is promoted in the ordinary course of business consistent with past practice, severance rights under a severance plan in effect on the date of this Agreement), or establish, adopt, enter into or amend any Benefit Plan or any agreement or plan that would constitute a Benefit Plan or any collective bargaining, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any employee, director or independent contractor, (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan, (iv) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Benefit Plan (except for payment of insurance premiums, contributions to tax-qualified plans, or payment of employment Taxes, in each case as required under applicable Law or the applicable Benefit Plan), (v) terminate the employment of any executive officer of the Company, other than for cause, or (vi) hire any employee or individual independent contractor having a total annual compensation (including salary, bonus and benefits) in excess of $200,000, other than any employee or individual independent contractor hired to replace an employee or individual independent contractor whose employment terminates after the date of this Agreement but only if the compensation and benefits provided to such new hire are not greater than those provided to the departed individual being replaced by the new hire;

(l) (i) forgive any loans to directors, officers, employees or any of their respective affiliates or (ii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC other than in the ordinary course of business and consistent with past practice;

(m) (i) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or applicable rules and regulations of the SEC or (ii) amend or modify any Privacy Policy of the Company or any Company Subsidiary except as required by Law or to the extent already reflected in the corresponding privacy policy of Parent for the applicable jurisdiction;

(n) waive, release, assign, settle or compromise any (i) governmental complaint or Proceeding or (ii) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby) or other Proceedings other than settlements of, or compromises for, (A) any litigation or other Proceedings as to which Parent or any Parent Subsidiaries and the Company or any Company Subsidiaries are parties to a joint defense agreement, provided that Parent and Parent Subsidiaries and the Company and the Company Subsidiaries are concurrently settling such litigation or other Proceeding on substantially equivalent settlement terms, or (B) any such litigation or other Proceedings (x) that do not impose equitable relief on or involve the admission of wrongdoing by the Company or any Company Subsidiary or any of its or their officers or directors, or establish a materially adverse precedent for similar settlements by Parent and the Parent Subsidiaries and (y) where amounts paid in such settlement are less than $1,000,000 individually and $5,000,000 in the aggregate;

(o) (i) make, change or rescind any material Tax election, (ii) change or adopt any annual Tax accounting period or adopt (other than in the ordinary course of business) or change any material method of Tax accounting, (iii) file any amended income Tax Return or material non-income Tax Return (including any hotel occupancy Tax Return), (iv) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (v) seek any Tax ruling from any taxing authority, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or any binding agreement with any tax authority pursuant to a voluntary disclosure or compliance program offered by such tax authority to permit taxpayers to voluntarily disclose any potential outstanding tax liability, or (vii) otherwise undertake the Tax restructuring project described by the Company as “Project Simplify”;

(p) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, except, in each case, for capital expenditures (i) in respect of capitalized labor, that do not exceed by more than 5%, in the aggregate, the budgeted amount therefor set forth in the capital expenditure budget made available to Parent prior to the date hereof (the “Budget”) and (ii) other capital expenditures that do not exceed by more than 10%, in the aggregate, the budgeted amount set forth in the Budget;

(q) to the extent commercially practicable, fail to maintain insurance consistent with past practices for the business of the Company and the Company Subsidiaries; or

(r) agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

Parent will, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.1 of this Agreement, and will ensure that such persons (or substitute(s) therefor notified to the Company in accordance with Section 8.3) will respond, on behalf of the Parent, to the Company’s requests in an expeditious manner but in any event, no later than three Business Days from delivery of the Company’s request by email or facsimile as contemplated by Section 8.3. An approval of either such individual shall constitute a consent of Parent.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors and authorized agents (collectively, the “Parent Representatives”) reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each Company Subsidiary as the Parent or the Parent Representatives may reasonably request including monthly, quarterly, and annual unaudited financial statements prepared in the ordinary course of business and delivered to Parent within 45 days of the relevant period end, as applicable (“Interim Financial Reports”); provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof of the Company or any Company Subsidiary with respect to confidentiality to any Third Party or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any Company Subsidiary is a party, or (C) breach, contravene or violate any applicable Law (including Competition Laws).

(b) Each of the Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Merger. The Non-Disclosure Agreement, dated December 18, 2014, by and between the Parent and the Company (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, the Company Subsidiaries and their Representatives, including the provisions therein regarding “Highly Confidential Information.” Prior to the Closing, each of the Parent and its affiliates shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors of the Company or its Subsidiaries regarding the post-closing operation of the business of the Company where the purpose of such communication is to initiate, encourage or solicit a change in such Person’s relationship with the Company or any Company Subsidiary, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 No Solicitation.

(a) Subject to Section 5.3(b), from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 7, (x) the Company shall not, and shall cause the Company Subsidiaries not to, and shall use reasonable best efforts to cause the Company Representatives not to on behalf of the Company, directly or indirectly: initiate, solicit or take any action to knowingly encourage or take any other action intended to facilitate (including by way of providing material non-public information) the submission of, any Acquisition Proposal or engage in any discussions or negotiations with respect to any Acquisition Proposal (other than informing any Third Party in writing of the existence of the provisions contained in this Section 5.3), except that the Company may ascertain facts from any Person making an Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal and the Third Party making it. Neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or, if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within 10 Business Days of the request of Parent and reaffirm the Company Board Recommendation within such 10 Business Day period upon such request, (ii) withdraw, change or qualify, or propose publicly to withdraw, change or qualify, in any such case in a manner adverse to the Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal, or (iv) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i), (ii) or (iv) of this sentence (to the extent related to the foregoing clauses (i) or (ii) of this sentence), a “Change of Board Recommendation”). The Company shall (A) promptly cease and cause (or in the case of the Company Representatives, use reasonable best efforts to cause) to be terminated any discussion or negotiation with any Persons conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all information previously furnished to any such Person or its representatives and written certification of such return or destruction, (C) only waive any “standstill” provisions binding such Person or its representatives of which the Company is a beneficiary on the condition that such Person shall not in any way restrict the Company or the Company Representatives from complying with its obligations under this Section 5.3, provided that the Company must notify Parent of any such waiver within 24 hours, and (D) take such action as is reasonably necessary to enforce against such Person or its representatives any confidentiality provisions or provisions of similar effect to which the Company or any Company Subsidiary is a party or of which any of them is a beneficiary.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide unsolicited written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 in any material respect with respect to such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may, subject to providing prior written notice to the Parent of its decision to take such action and compliance with Section 5.3(c), (A) furnish information with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will cause the Company Subsidiaries not to and` will instruct the Company Representatives not to disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will provide to the Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person which was not previously provided or made available to the Parent as promptly as practicable (and in any event within 48 hours).

(c) The Company shall promptly (and in any event within 24 hours) notify the Parent in writing in the event that the Company receives any Acquisition Proposal or of any request for information relating to the making of any Acquisition Proposal, and shall keep Parent informed of the material proposed terms (including amendments or proposed amendments thereto) of any such Acquisition Proposal. The Company shall notify the Parent orally and in writing promptly (and in any event within 24 hours) of the identity of such Person and provide to Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description, including the identity of the other party and all material terms, of such Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after such determination) advise the Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b).

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3 and the Company Board determines, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, the Company Board may at any time prior to receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal or fail to include the Company Board Recommendation in the Proxy

Statement and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, in either case subject to the requirements of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) or terminate this Agreement pursuant to this Section 5.3(d) and Section 7.1(f) unless the Company shall have provided to the Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal), and shall have provided to the Parent a copy of the available proposed transaction agreement and all other definitive agreements to be entered into in connection with such Acquisition Proposal, and:

(i) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that the Notice Period shall be 48 hours with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

(e) Notwithstanding anything to the contrary contained in Section 5.3(a), in circumstances other than in response to an Acquisition Proposal as provided in Section 5.3(d), the Company Board may at any time prior to obtaining the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation shall not occur until a time that is after the third Business Day following the Parent’s receipt of written notice from the Company advising the Parent of all available material information with respect to such Intervening Event and stating that it intends to make a Change of Board Recommendation, and provided that (A) during such three Business Day period the Company has negotiated in good faith with the Parent to the extent the Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such three Business Day period, the Company Board maintains its determination described in this clause (ii) (after taking into account any adjustments offered in writing by the Parent to the material terms and conditions of this Agreement).

(f) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or, based on the advice of outside counsel, violate applicable Law. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

5.4 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable after the execution of this Agreement, but no later than within 20 Business Days, the Company shall prepare and file with the SEC a proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended and supplemented from time to time, the “Proxy Statement”), which shall, subject to Section 5.3, include the Company Board Recommendation. Notwithstanding the foregoing sentence and the 20 Business Day requirement, the Company shall be permitted to amend the Proxy Statement to provide additional disclosure required by applicable Law in connection with the Company’s annual meeting of stockholders no later than 10 Business Days after the initial filing of the Proxy Statement. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by the Parent and Merger Sub or their counsel. The Company shall use all reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement, and in no event more than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL, the Company Charter, and the

Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including by postponing or adjourning the Company Meeting by up to an aggregate of 10 Business Days, after consultation with Parent, to allow additional solicitation of votes if necessary in order to obtain the Company Stockholder Approval). The Company may also postpone or adjourn the Company Meeting, limited in the case of the following clause (ii) by up to an aggregate of 10 Business Days (i) with the consent of the Parent, (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal and financial advisors is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (iv) if required by Law.

(c) At the Company Meeting or any postponement or adjournment thereof, the Parent shall vote, or cause to be voted, all of the Shares, if any, then owned by the Parent, Merger Sub or any of their respective controlled affiliates in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

5.5 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.5(b) the Company, the Parent and Merger Sub shall use their best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or Orders required to be obtained by the Parent, Merger Sub or the Company, or any of their respective Subsidiaries in order to effect the Closing by not later than two Business Days prior to the Outside Date (or if extended, the Extended Outside Date or Second Extended Outside Date, as then applicable) and to avoid any action or proceeding by any Governmental Entity (including those in connection with Competition Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) cause the satisfaction of all conditions set forth in Article 6, (v) vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order, (vi) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable

Order, (vii) as promptly as practicable, make or cause to be made all necessary applications and filings (and in any event file all required HSR Act notifications within ten Business Days after the date hereof), and thereafter make any other required submissions, and pay any fees due in connection therewith (all such fees to be solely the responsibility of, and to be paid by, the Parent and Merger Sub), with respect to this Agreement or the Merger required under any Competition Laws, and (viii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Merger required under any Competition Laws and any other applicable Law. The Company, the Parent and Merger Sub shall cooperate with each other in connection with (x) preparing and filing the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and the Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. The Parent and the Company shall not, except as may be consented to in writing by the other party, directly or indirectly through one or more of their respective affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6 or the consummation of the Merger.

(b) Notwithstanding anything to the contrary in Section 5.5(a), the Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as reasonably practicable (and in any event, no later than the Second Extended Outside Date), including (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of the Company or any of its Subsidiaries, or (B) accepting any operational restrictions or otherwise taking or committing to take actions that limit the Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Company or any of its Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable; provided, however, that neither Parent nor any Parent Subsidiary shall be required to propose, negotiate, commit to, effect, or accept any of the actions specified in Section 5.5(b)(A) or 5.5(b)(B)if such actions would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries, taken as a whole. In addition, Parent shall use its best efforts to defend through litigation on the merits any claim asserted before any court or administrative body with applicable jurisdiction by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring on or prior to the Second Extended Outside Date (as it may be extended).

(c) The Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain the Third Party consents, approvals or waivers identified on Schedule 5.5(c) and the Company and Merger Sub shall coordinate and cooperate in seeking any such consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.5(c) such party shall take any such actions reasonably requested by the other party hereto (at such other party’s sole cost and expense), to minimize any adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(d) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, Investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, Investigation, action or Proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement; and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, Investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, Investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, Investigation, action or Proceeding.

(e) Nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(f) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Company Representatives to, provide all customary cooperation, including provision of customary financial information, that is reasonably requested by Parent or Merger Sub in connection with any third-party debt financing obtained by Merger Sub for the purpose of financing the Merger (it being understood that the receipt of any such debt financing is not a condition to the Merger); provided, however, that (i) no such cooperation shall be required to the extent it would (A) unreasonably disrupt the conduct of the Company’s business or (B) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified and (ii) the Company and the Company Subsidiaries shall not be required to execute any credit or security documentation or similar agreement prior to the Effective Time.

(g) The Company shall use reasonable best efforts to deliver to Parent and Merger Sub at least three Business Days’ (or such later day as shall be reasonably practicable) prior to the Effective Time a customary payoff letter with respect to the Credit Agreement, dated as of March 25, 2013, among the Company, Credit Suisse AG, as administrative agent, collateral agent, L/C issuer and swingline lender, and the lenders from time to time party thereto (as amended, supplemented, modified, refinanced or replaced, the “Existing Loan Agreement”). The Company shall use reasonable best efforts to facilitate the termination and repayment in full of all obligations under the Existing Loan Agreement, and the release of any liens and termination of all guarantees in connection therewith, at, and subject to the occurrence of, the Effective Time; provided that the Company shall have the necessary funds on hand, or shall have received from Parent the funds necessary, to pay in full such obligations. Parent shall reimburse the Company for any out-of-pocket expenses incurred by the Company pursuant to this Section 5.5(g).

(h) The Company shall use reasonable best efforts to cooperate with Parent and Merger Sub in connection with (i) the replacement, backstopping or amendment, as of the Effective Date, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of the Company and the Company Subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Parent or its affiliates and (ii) the satisfaction or amendment, as of the Effective Date, of derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts, option agreements), in each case as reasonably requested by Parent. Parent shall reimburse the Company for any out-of-pocket expenses incurred by the Company pursuant to this Section 5.5(h).

5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law each party hereto shall promptly notify the other party hereto of any material change, effect, development or any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7 Public Announcements. So long as this Agreement is in effect, the Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall use their reasonable best efforts to cause their respective advisors not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) to the extent required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company expressly permitted by Section 5.3. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and the Parent. The Company shall file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits.

5.8 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending one year following the Effective Time, the Parent shall (i) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and Company Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”) base compensation or wages and target annual cash bonus opportunity that is not less favorable than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide benefits (including equity award compensation and long-term compensation, but excluding severance) to each Continuing Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits (including equity award compensation and long-term compensation, but excluding severance) provided to similarly situated employees of the Parent Subsidiaries, excluding the Continuing Employees.

(b) From and after the Effective Time, the Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any Continuing Employee) set forth in Section 3.11(a) of the Company Disclosure Schedule, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than (i) any amendment or modification made in accordance with the terms of the applicable arrangement, (ii) any amendment or modification required to comply with applicable Law or (iii) as consented to by the parties thereto.

(c) Without limiting the generality of Section 5.8(a), Parent shall consult in good faith with the Company’s senior management team to reasonably determine the level of payments to Continuing Employees pursuant to the Company’s cash incentive plans with respect to the annual performance period in which the Effective Time occurs.

(d) With respect to benefit plans maintained by the Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any Company Subsidiary, as reflected in the Company’s records, shall be treated as service with the Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(e) The Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time. The Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(f) Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accrual; provided, however, that vacation and paid time off will not carry over from one year to the next or be cashed out except as required by applicable Law.

(g) Any Continuing Employee who participates in the Company’s Performance-Based Annual Incentive Plan (“AIP”) and who experiences a Qualifying Termination on or after the Effective Time and prior to the payment of the annual bonus in respect of calendar year 2015 shall be entitled to receive from the Surviving Corporation a bonus in respect of calendar year 2015 under the AIP equal to the product determined by multiplying (i) the actual bonus that such individual would have earned for the full calendar year based on actual performance and results and (ii) a fraction, the numerator of which is the lesser of (A) 365 and (B) the total number of days elapsed from and including January 1, 2015 through and including the date of the Qualifying Termination, and the denominator of which is 365, with any such bonus paid at such time as the Surviving Corporation pays annual bonuses to Continuing Employees generally; provided, however, that if any Continuing Employee is entitled to a prorated bonus in the event of a Qualifying Termination under any Benefit Plan, there shall be no duplication of benefits as a result of this provision.

(h) The parties agree to the additional items set forth in Section 5.8(h) of the Company Disclosure Schedule.

(i) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of the Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require the Parent, the Surviving Corporation or any of their respective affiliates to continue any Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Benefit Plans or other employee benefit plans, programs or Contracts.

5.9 Indemnification of Directors and Officers.

(a) For six years after the Effective Time, the Surviving Corporation and the Parent shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (collectively, the “Covered Persons”) to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary and indemnification agreements, if any, in existence on the date of this Agreement and made available prior to the date hereof to the Parent with any directors, officers and employees of the Company or any Company Subsidiary (“Provided Indemnification Agreements”) arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Without limiting the foregoing, the Parent further agrees, and the Parent will cause the Surviving Corporation to, indemnify and hold harmless the directors and officers of the Company to the fullest extent permitted by Law for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. The Surviving Corporation and the Parent shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and Provided Indemnification Agreements, if any; provided, however, that the Covered Person to whom expenses are advanced shall undertake to repay such advanced expenses to the Parent and the Surviving Corporation, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification pursuant to this Section 5.9(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Following the Effective Time, the Provided Indemnification Agreements, if any, shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six years from and after the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously made available to Merger Sub) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; except, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained (whether by Parent, the Company or otherwise) prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event the Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent (not to be unreasonably withheld, conditioned or delayed) of such affected indemnitee (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be Third Party beneficiaries of this Section 5.9). In the event of any breach by the Surviving Corporation or the Parent of this Section 5.9, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred upon the written request of such Covered Person.

5.10 Parent Agreements Concerning Merger Sub. The Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. The Parent shall, promptly following execution of this Agreement, cause the applicable Parent Subsidiary to approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.11 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, the Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company RSUs pursuant to this Agreement, including the Merger, shall be an exempt transaction for purposes of Section 16.

5.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger, and no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

(c) Any required waiting period or approval under the Competition Laws identified in Section 4.4 of the Parent Disclosure Schedule applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated or have been obtained.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:

(a) Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b) The Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) The Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of the Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of the Parent and Merger Sub Under This Agreement. The obligations of the Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by the Parent and Merger Sub) of the following conditions:

(a) Each representation and warranty of the Company (i) contained in Sections 3.2(a), (b) and (c) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all but de minimis respects as of such date or time); (ii) contained in Sections 3.10(b) and 3.20 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); (iii) contained in Section 3.1(a), Section 3.2(d), (e), (f) and (g), Section 3.3, Section 3.4, Section 3.22 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); and (iii) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality (except in the cases of clause (i) of the second sentence of Section 3.7(a) and Section 3.7(b) and the second sentence of Section 3.8) or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b) the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date (other the covenants and agreements in Section 5.5(f)).

(c) a Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

6.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual written consent of the Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or the Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) By either the Company or the Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement shall have complied with its obligations under Section 5.5 to resist, resolve or lift, as applicable, such Order before asserting the right to terminate under this Section 7.1(c);

(d) By either the Company or the Parent if (i) the Effective Time shall not have occurred on or before August 12, 2015 (the “Initial Outside Date”); provided, that in the event that at the Initial Outside Date, all of the conditions in Article 6 other than Sections 6.1(b) or Section 6.1(c) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by the Parent and Merger Sub or the Company, as applicable, then the Parent or the Company may, by written notice to the other party, extend the Outside Date to November 12, 2015 (the “Extended Outside Date”); provided, further, that in the event that at the Extended Outside Date all of the conditions in Article 6 other than Section 6.1(b) or Section 6.1(c) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date) or have been waived by the Parent and Merger Sub or the Company, as applicable, then the Parent or the Company may further extend the Extended Outside Date from time to time by additional period(s) of no more than one month but ultimately to a date no later than February 12, 2016 (the “Second Extended Outside Date”), provided, further, that in the event that at the Second Extended Outside Date all of the conditions in Article 6 other than Section 6.1(b) or Section 6.1(c) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by the Parent and Merger Sub or the Company, as applicable, and at such time there shall exist any claim asserted in court by a party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prohibit the Merger or otherwise prevent the Closing, then the Company may further extend the Second Extended Outside Date to May 12, 2016.

(e) By the Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(d) or (e) shall not result in the Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)) or the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; provided, that the Parent’s right to terminate this Agreement pursuant to this Section 7.1(e)(i) shall expire at 5:00 p.m. (New York City time) on the 15th calendar day following the date on which the event permitting such termination occurred or (ii) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal;

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept, and the Company promptly thereafter enters into a definitive agreement providing for, a Superior Proposal, but only if the Company shall have complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; provided, however, that the Company shall have prior to or concurrently with such termination paid the Termination Fee to or for the account of the Parent pursuant to Section 7.2;

(g) By the Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in either case, such that any condition to the Merger contained in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Merger Sub shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or, in the case of other breaches, at least 45 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects, it being understood that such 45-day period shall apply only to the extent the Company continues during such period to diligently pursue efforts to cure such breach; provided, however, that the Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by the Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by the Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Merger Sub written notice of such breach and (iii) either such breach is not capable of cure prior to the applicable Outside Date or, in the case of other breaches, at least 45 days shall have elapsed since the date of delivery of such written notice to Merger Sub and such breach shall not have been cured in all material respects, it being understood that such 45-day period shall apply only to the extent the Parent or Merger Sub, as applicable, continues during such period to diligently pursue efforts to cure such breach; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of the Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (i) Section 5.2(b), Section 5.7, this Section 7.2 and Article 8 shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or the Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement; provided, that the Parent and Merger Sub shall not be relieved of any liability or damages resulting from termination of this Agreement by the Company as a result of a breach of Section 4.8 (Sufficient Funds) or the obligations of the Parent and Merger Sub to effect the Merger upon the terms and subject to the conditions set forth in this Agreement (provided, that the foregoing proviso shall only apply in circumstances in which the Company has sought specific performance of Parent and Merger Sub’s obligation to effect the Merger (as contemplated by Section 8.14), but such remedy was not available or granted in connection with such breach).

(b) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to the Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by the Parent, a termination fee equal to $57,500,000 (the “Company Termination Fee”).

(c) The parties hereto agree that if (x) this Agreement is terminated pursuant to Section 7.1(b) as a result of the failure to obtain the Company Stockholder Approval, (y) after the date hereof and prior to the date of the Company Meeting, an Acquisition Proposal is made to the Company or the Company Board and not withdrawn at least 10 days before the date such meeting is held (taking into account adjournments) (the “Subject Acquisition Proposal”) and (z) the Company or any Company Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in either such case within 12 months after such termination, then the Company shall pay, (i) $10,000,000 as reimbursement of Parent’s expenses in connection with the negotiation and execution of this Agreement, and pursuit of the transactions contemplated hereby (the “Expense Reimbursement”) to the Parent, no later than two Business Days after entry into a definitive agreement with respect to such an Acquisition Proposal and (ii) the Company Termination Fee to the Parent, no later than two Business Days after the consummation of such an Acquisition Proposal or, if earlier and Parent has terminated this Agreement pursuant to Section 7.1(b) and the Company enters into a definitive agreement with the Person that made the Subject Acquisition Proposal, the 12 month anniversary of the date of the termination of this Agreement. For purposes of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to 50.01%.

(d) The parties hereto agree that if this Agreement is (x) terminated pursuant to Section 7.1(g) other than for a breach of Section 5.3, (y) the breach by the Company giving rise to Parent’s termination right under Section 7.1(g) occurred on or after the date that an Acquisition Proposal is made to the Company or publicly to the stockholders of the Company and (z) the Company or any Company Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in either such case within 12 months after such termination, then the Company shall pay (i) the Expense Reimbursement to the Parent no later than two Business Days after entry into a definitive agreement with respect to such an Acquisition Proposal and (ii) the Company Termination Fee to the Parent, no later than two Business Days after the consummation of such an Acquisition Proposal or, if earlier and Parent has terminated this Agreement pursuant to Section 7.1(g) as the result of a Willful and Material Breach, the 12 month anniversary of the date of the termination of this Agreement. For purposes of this Section 7.2(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to 50.01%.

(e) The parties hereto agree that if (x) this Agreement is terminated by Parent pursuant to Section 7.1(g) as a result of a breach of Section 5.3, and (y) the Company or any Company Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in either such case within 12 months after such termination, then the Company shall pay (i) the Expense Reimbursement to the Parent, no later than two business days following entry into a definitive agreement with respect to such an Acquisition Proposal and (ii) the Company Termination Fee to the Parent, no later than two Business Days after the consummation of such an Acquisition Proposal or, if earlier and Parent has terminated this Agreement pursuant to Section 7.1(g) as the result of a Willful and Material Breach of Section 5.3, the 12 month anniversary of the date of the termination of this Agreement. For purposes of this Section 7.2(e), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “25%” shall be deemed to be references to 50.01%.

(f) To the extent a Company Termination Fee becomes payable, any Expense Reimbursement previously paid shall be deducted from the Company Termination Fee.

(g) The parties hereto agree that if this Agreement is terminated by Parent or the Company pursuant to (x) Section 7.1(d), but only in the event that (i) one or more of the conditions set forth in Section 6.1(b) or 6.1(c) has not been satisfied (but only, in the case of Section 6.1(b), if the failure to meet such condition is a result of the HSR Act or the Competition Law approvals identified in Section 4.4 of the Parent Disclosure Schedule and the Company is not otherwise in Willful and Material Breach of Section 5.5 of this Agreement) and (ii) all of the other conditions set forth in Article 6 have been satisfied or waived (other than conditions that by their nature can only be satisfied on the Closing Date) or (y) Section 7.1(c) (but only if such Order arises under the HSR Act or other Competition Laws and the Company is not otherwise in Willful and Material Breach of Section 5.5 of this Agreement), then within two Business Days after such termination, Parent shall pay, or cause to be paid, to the Company a fee of $115,000,000 in cash (the “Parent Termination Fee”).

(h) Any payment of the Company Termination Fee or the Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. Any payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(i) Each of the parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(j) In circumstances where the Company Termination Fee or the Parent Termination Fee is payable in accordance with Sections 7.2(b), 7.2(c), 7.2(d), 7.2(e) or 7.2(g), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company or the Company’s Receipt of the Parent Termination Fee (if received) shall be the

Parent’s and Merger Sub’s sole and exclusive remedy (in the case of a Company Termination Fee) and the Company’s sole and exclusive remedy (in the case of a Parent Termination Fee) (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the other party and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in each case, in the event of a Willful and Material Breach as provided in Section 7.2(a).

7.3 Amendment. This Agreement may be amended by each of the Company, the Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, the Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained and delivery is followed within one Business Day pursuant to either clause (a) or (b)), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Expedia, Inc.

333 108th Ave NE

Bellevue, WA 98004

Tel: (425) 679-3644

Fax: (425) 679-7251

Attention: General Counsel

Email: bdzielak@expedia.com

with a copy to (for information purposes only):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Andrew J. Nussbaum
Nancy B. Greenbaum
Tel:	212-403-1000
Fax:	212-403-2000
Email:	AJNussbaum@wlrk.com
NBGreenbaum@wlrk.com

If to the Company, addressed to it at:

Orbitz Worldwide, Inc.

500 W. Madison Street, Suite 1000

Chicago, IL 60661

Fax: (312) 275-8177

Attention: General Counsel

Email: jim.rogers@orbitz.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention:	Mark D. Gerstein
Timothy P. FitzSimons

Tel:	(312) 876-7600
Fax:	(312) 993-9767
Email:	mark.gerstein@lw.com
timothy.fitzsimons@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceleration Eligible Termination” means (a) a termination of employment by the Company, the Surviving Corporation, Merger Sub, the Parent and/or any affiliate of the Parent employing the applicable Continuing Employee (the “Employer”) for a reason other than death, disability or any of the following: (i) theft or embezzlement of property of the Employer by the Continuing Employee or dishonesty in the performance of the Continuing Employee’s duties to the Employer; (ii) an act or acts on the Continuing Employee’s part constituting (A) a felony or its equivalent under the relevant local law or (B) a crime involving moral turpitude; (iii) the Continuing Employee’s willful malfeasance or willful misconduct in connection with the Continuing Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Employer; (iv) the failure of a Continuing Employee to substantially perform the Continuing Employee’s duties to the Employer (other than as a result of disability) for a period of 10 days following receipt of written notice from the Employer to the Continuing Employee of such failure; or (v) the Continuing Employee’s breach of any obligations agreed to with the Employer in writing; OR (b) a voluntary resignation by a Continuing Employee following (i) any material reduction in the Continuing Employee’s base salary; (ii) the failure of such Continuing Employee’s employer to pay compensation or benefits when due, which is deemed to be a breach of the employment relationship between the Continuing Employee and the Employer; or (iii) the primary business office for the Continuing Employee being relocated by more than 50 miles one-way; provided, however, that the foregoing events shall constitute an Acceleration Eligible Termination only if the Employer fails to cure such events within 30 days after receipt by Employer from the Continuing Employee of written notice of the event that constitutes an Acceleration Eligible Termination under this clause (b); and provided, further, that an Acceleration Eligible Termination under this clause (b) shall cease to exist with respect to an event on the 60th day following the later of its occurrence or Continuing Employee’s knowledge of such occurrence, unless the Continuing Employee has given the Employer notice of such occurrence prior to such 60th day.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision and shall not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement, including with respect to such proposal.

“Acquisition Proposal” means any offer, proposal or inquiry from a Third Party concerning (a) a merger, consolidation or other business combination transaction involving the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, directly or indirectly, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries

constituting 25% or more of the consolidated assets, net revenues or net income of the Company and the Company Subsidiaries, in the case of assets based on their fair market value as determined in good faith by the Company Board, (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 25% or more of the voting power of the Company, (d) the acquisition in any manner, directly or indirectly, by a Third Party of 25% or more of any class of equity or voting securities of the Company or any of the Company Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and the Company Subsidiaries (“Company Material Businesses”) or (e) any combination of the foregoing (in each case, other than the Merger).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. The term “affiliate” with respect to Parent or Merger Sub or any Parent Subsidiary will not be interpreted to include any of the following: (a) IAC/InterActiveCorp or its affiliates (other than Parent and the Parent Subsidiaries); (b) Liberty Interactive Corporation or its affiliates (other than Parent and the Parent Subsidiaries); and (c) solely for purposes of the fifth sentence of Section 5.5(a), eLong, Inc. and its Subsidiaries.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (d) other compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Participant, or between the Company, any of the Company Subsidiaries or any Commonly Controlled Entity, on the one hand, and any Participant, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Company Subsidiaries, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Intellectual Property” means the Intellectual Property that the Company or any of the Company Subsidiaries claims to own.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company relative to other companies operating in the same industry: any adverse Effect arising out of, resulting from or attributable to (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its affiliates, (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by the Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby, (g) the outcome of any Proceeding or Investigation involving the Company or any Company Subsidiary that has been disclosed in Section 3.14 of the Company Disclosure Schedule, (h) changes in the trading price or trading volume of Shares or any suspension of trading, or (i) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments, whether written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any and all applicable Laws, binding agreements, memoranda of understanding or commitment letters which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended, the Clean Air Act, as amended, OSHA or any other Law of similar effect.

“Environmental Permits” means any permit certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Consideration by (y) the volume-weighted average price for Parent common stock for the 30 trading days prior to the Closing Date, rounded to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up).

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government.

“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees of Indebtedness of others, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, and (h) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Intellectual Property” means all technology and intellectual property or other proprietary rights in any jurisdiction, including all: (a) inventions, discoveries, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (g) rights of attribution and integrity and other moral rights of an author.

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that is material to the Company and its Subsidiaries that (a) was not known to the Company Board as of or prior to the date of this Agreement, and (b) does not involve or relate to any Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to the Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.4(a) of the Parent Disclosure Schedule.

“Law” means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, bylaws, rules, regulations, ordinances or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License and the MIT License.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, assessment, legal or arbitration award, ruling or other finding or agency requirement or settlement or consent agreement.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Other Filings” means all filings made by, or required to be made by, the Company or the Parent and Merger Sub with the SEC in connection with the transactions contemplated by this Agreement, other than the Proxy Statement.

“Outside Date” means the Initial Outside Date, the Extended Outside Date, or the Second Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or materially delays the consummation of the Merger or performance by the Parent or Merger Sub of any of their material obligations under this Agreement.

“Parent Subsidiary” means any Subsidiary of the Parent (except that for purposes of Section 5.8 only, shall not include eLong, Inc. and Trivago GmbH, or their Subsidiaries).

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) ordinary course non-exclusive licenses of Intellectual Property in existence on the date hereof, (d) with respect to the Leased Real Property, Liens not securing Indebtedness disclosed on existing title reports or existing surveys made available to the Parent, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Data” shall mean any information about an identifiable individual, including: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees; (ii) any (A) persistent identifier, such as IP address or machine I.D. associated with an individual; (B) Protected Health Information (as such term is defined in HIPAA); (C) Nonpublic Personal Information (as such term is defined in Gramm–Leach–Bliley Act); (D) “personal data,” including “sensitive” personal data, subject to regulation under European Union member state implementations of European Commission Directive 95/46/EC; or (E) Secure Flight Passenger Data or other passenger information subject to the regulations set forth in 49 CFR Part 1560 (including Redress Control Numbers and Known Traveler Numbers); and (iii) any other information from or about an individual that alone or in combination with other information could be used to identify an individual. Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy and Security Obligations” means (i) all applicable Laws governing the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Personal Data, including any marketing or advertising using such Personal Data, by the Company or any Company Subsidiary; (ii) each Privacy Policy of the Company and each Company Subsidiary; (iii) all Contracts and third party privacy policies that Company or any Company Subsidiary has been or is contractually obligated to comply with, including any requirement set forth in any Contract binding the Company or any Company Subsidiary with respect to its treatment of any Personal Data and (iv) any rules of any applicable self-regulatory organizations in which the Company or any Company Subsidiary is or has been a member and/or that the Company or any Company Subsidiary is obligated to comply with under any Contract or Law, including the Payment Card Industry Data Security Standard and payment network requirements.

“Privacy Policy” shall mean any past or present privacy policy or written privacy- or security-related representation or obligation of the Company or any Company Subsidiary, including any such policy, written representation or obligation relating to: (i) the privacy of users of any website, service or product operated by or on behalf of the Company or any Company Subsidiary or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity, including before the U.S. Patent and Trademark Office.

“Purchaser” means the wholly owned Subsidiary of Parent that is the direct parent of Merger Sub.

“Qualifying Termination” shall mean, with respect to a Continuing Employee, (a) if such Continuing Employee is covered by the Company’s Severance Plan for Group Vice Presidents and Senior Vice Presidents or the Company’s Change in Control Plan for Vice Presidents, a termination without “Cause” or a “Constructive Termination” as such terms are defined in the applicable plan, and (b) for all other Continuing Employees, an Acceleration Eligible Termination.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of the Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except (i) the references therein to “25%” shall be replaced by “50.01%” and (ii) an Acquisition Proposal shall only be deemed to refer to a transaction involving the Company and not any of its Subsidiaries or Company Material Businesses alone) made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals ), is superior, for the Company’s stockholders, to the Merger (taking into account all of the terms of any proposal made by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement).

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, hotel or room occupancy, accommodations, transient lodging, tourist development, tourist conventions, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and (b) any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than the Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 8.4

“Agreement”	Preamble

“AIP”	Section 5.8(g)

“Assumed RSU”	Section 2.4(b)

“Book-Entry Shares”	Section 2.2(b)(ii)

“Bribery Legislation”	Section 3.6(c)

“Budget”	Section 5.1(p)

“Capitalization Date”	Section 3.2(a)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Disclosure Schedule”	Article 3

“Company Equity Award”	Section 3.2(g)

“Company Equity Plans”	Section 2.4(a)

“Company Financial Advisor”	Section 3.20

“Company Financial Statements”	Section 3.7(a)

“Company Material Businesses”	Section 8.4

“Company Material Contract”	Section 3.13(b)

“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Registered Intellectual Property”	Section 3.16(a)

“Company RSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Stockholder Approval”	Section 3.3(b)

“Company Subsidiary”	Section 3.1(a)

“Company Termination Fee”	Section 7.2(b)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.8(a)

“Covered Persons”	Section 5.9(a)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.2

“Exchange Act”	Section 3.5

“Existing Loan Agreement”	Section 5.5(g)

“Expense Reimbursement”	Section 7.1(c)

“Extended Outside Date”	Section 7.1(d)

“Fairness Opinion”	Section 3.20

“FCPA”	Section 3.6(c)

“Foreign Plan”	Section 3.11(h)

“Governmental Enforcement Action”	Section 7.1(h)

“Initial Outside Date”	Section 7.1(d)

“Insurance Policies”	Section 3.18(a)

“Interim Financial Reports”	Section 5.2(a)

“Lease”	Section 3.19(c)

“Leased Real Property”	Section 3.19(c)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Multiemployer Plan”	Section 3.11(c)

“Notice Period”	Section 5.3(d)

“NYSE”	Section 3.5

“Option Payments”	Section 2.4(a)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.2(a)

“Parent Termination Fee”	Section 7.2(g)

“Paying Agent”	Section 2.2(a)

“Pro Rata Portion”	Section 2.4(c)

“Proposed Changed Terms”	Section 5.3(d)(ii)

“Provided Indemnification Agreements”	Section 5.9(a)

“Proxy Statement”	Section 5.4

“Registered Intellectual Property”	Section 3.16(a)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.1(b)

“Second Extended Outside Date”	Section 7.1(d)

“Section 16”	Section 5.12

“Significant Company Subsidiary” “Subject Acquisition Proposal”	Section 3.1(a) Section 7.2(c)

“Surviving Corporation”	Section 1.1(a)

“Vested Company Option”	Section 2.4(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification under the provisions of Section 5.9 (Indemnification of Directors and Officers), with respect to such provisions, (b) the stockholders of the Company, after the Effective Time, with respect to the right of such stockholders to receive the Merger Consideration pursuant to the terms of this Agreement and (c) if the Closing occurs, the right of holders of Company Options to receive their respective Option Payments after the Effective Time. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Schedule by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the applicability of such disclosure to such other Section or Subsection is reasonably apparent from such disclosure or the context in which such disclosure is made.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America, or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

[Signature page follows]

IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
	Name:	Mark D. Okerstrom
	Title:	Chief Financial Officer and Executive Vice President

XETA, INC.:

By:	/s/ Eric Hart
	Name:	Eric Hart
	Title:	Assistant Secretary

[Signature Page to Agreement and Plan of Merger]

ORBITZ WORLDWIDE, INC.:

By:	/s/ Barney Harford
	Name:	Barney Harford
	Title:	Chief Executive Office

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION

OF SURVIVING CORPORATION

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ORBITZ WORLDWIDE, INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Orbitz Worldwide, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1000 shares of capital stock, of which 1000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article X shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EXHIBIT B

FORM OF BYLAWS

OF SURVIVING CORPORATION

Exhibit B

ORBITZ WORLDWIDE, INC.

* * * * *

BY-LAWS

* * * * *

ARTICLE I

OFFICES

Section 1. The registered office shall be in the City of Dover, County of Kent, State of Delaware.

Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders for the election of directors shall be held in the City of Bellevue, State of Washington, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware. If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 2. Annual meetings of stockholders shall be held on [—] day of [Month] if not a legal holiday, and if a legal holiday, then on the next secular day following, at ten o’clock A.M., or at such other date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Written notice of the annual meeting stating the place if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting.

Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Written notice of a special meeting stating the place if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 10. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 11. Unless otherwise provided in the certificate of incorporation, any action required to be taken, or which may be taken, at any annual or special meeting of stockholders of the corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors.

An electronic transmission, including but not limited to facsimile and electronic mail, consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes herein, provided that any such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such

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stockholder or proxyholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware, to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all such purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be fixed from time to time by the board of directors, but in no event shall be less than two nor more than five. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

Section 3. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

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Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7. Special meetings of the board may be called by the president on 24 hours’ notice to each director, either personally or by mail or by facsimile communication; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.

Section 8. At all meetings of the board, a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 10. Unless otherwise restricted by the certificate of incorporation, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 11. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the

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management of the business and affairs of the corporation except as otherwise restricted by statute, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 12. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 13. Unless otherwise provided in the certificate of incorporation, the bylaws or the resolution of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Section 14. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors except as otherwise provided by statute.

ARTICLE IV

NOTICES

Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice may also be given to stockholders by a form of electronic transmission in accordance with and subject to the provisions of Section 232 of the General Corporation Law of the State of Delaware.

Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a president, a chief financial officer and a secretary. The board of directors may also choose vice-presidents, and one or more assistant secretaries. Any number of offices may be held by the same person, unless the certificate of incorporation otherwise provides.

Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, one or more vice-presidents, a secretary and a chief financial officer.

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Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

Section 5. The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by statute to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

Section 6. In the absence of the president or in the event of his or her inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

Section 7. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the corporation and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

Section 8. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

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Section 9. The chief financial officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation. If required by the board of directors, he or she shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

Section 10. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the chief financial officer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES FOR SHARES

Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or a vice-president, and by the chief financial officer or an assistant treasurer, or the secretary or an assistant secretary of the corporation.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2. Any of or all the signatures on a certificate may be facsimile. In case any officer or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer or registrar at the date of issue.

Section 3. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Upon surrender to the corporation of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action; however with respect to determining stockholders entitled to consent to corporate action in writing without a meeting, such record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. No record date fixed as described above shall precede the date upon which the resolution fixing the record date is adopted by the board of directors. A determination of stockholders of record entitled to notice

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of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 4. The fiscal year of the corporation shall be December 31.

Section 5. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the corporation

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shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former

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directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

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Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 8. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 9. Certain Definitions. For purposes of this Article VIII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.

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Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the corporation.

Section 12. Indemnification of Employees and Agents. The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article VIII to directors and officers of the corporation.

ARTICLE IX

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.

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